EXHIBIT 99


                              CAUTIONARY STATEMENT

     Cenex Harvest States Cooperatives (the Company), or persons acting on behalf of the Company, or outside reviewers retained by the Company making statements on behalf of the Company, or underwriters, from time to time, may make, in writing or orally, "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995 (the Act). This Cautionary Statement is for the purpose of qualifying for the "safe harbor" provisions of the Act and is intended to be a readily available written document that contains factors which could cause results to differ materially from those projected in such forward-looking statements. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement.

     The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of the Company. Reference to this Cautionary Statement in the context of a forward-looking statement shall be deemed to be a statement that any one or more of the following factors may cause actual results to differ materially from those which might be projected, forecasted, estimated or budgeted by the Company in such forward-looking statement or statements:

     COMPANY SUBJECT TO SUPPLY AND DEMAND FORCES. The Company may be adversely affected by supply and demand relationships, both domestic and international. Supply is affected by weather conditions, disease, insect damage, acreage planted, government regulation and policies and commodity price levels. The business is also affected by transportation conditions, including rail, vessel, barge and truck. Demand may be affected by foreign governments and their programs, relationships of foreign countries with the United States, the affluence of foreign countries, acts of war, currency exchange fluctuations and substitutions of commodities. Demand may also be affected by changes in eating habits, by population growth and increased or decreased per capita consumption of some products.

     The Freedom to Farm Act of 1996 (the Farm Act), enacted in April of 1996, may affect crop production in several ways. The Farm Act more narrowly defines what will qualify as environmentally sensitive acreage for purposes of the conservation reduction program, with the result that acres were put back into agricultural production. The Farm Act also removes restrictions on the type of crops planted (other than fruit and vegetables), allowing farmers to plant crops having favorable prices and thereby increasing the production of those crops. Increased production may lower prices of certain crops but increase the volumes available for export. However, the Farm Act also reduces Export Enhancement Program subsidies, which may adversely affect the ability of the U.S. exports to compete with those of other countries. Reduced demand for U.S. agricultural products may also adversely affect the demand for fertilizer, chemicals, and petroleum products sold by the Company and used to produce crops.

     Congress is in the process of debating and enacting new legislation for the 2002 Farm Bill. The 2002 Farm Bill will likely maintain a market orientation, allowing producers to retain planting flexibility similar to the Freedom to Farm Act of 1996. However, it will likely place more emphasis on conservation practices, risk management and counter-cyclical programs. Production agriculture has been extremely dependent on emergency and program payments the last two to three years due to low prices, currency fluctuations and global trade issues. Production agriculture has also been, and will continue to be, dependent on government payments until the market is able to provide better returns.

     COMPANY SUBJECT TO PRICE RISKS. Upon purchase, the Company has risks of carrying grain and petroleum, including price changes and performance risks (including delivery, quality, quantity and shipment period), depending upon the type of purchase contract entered into. The Company is exposed to risks of loss in the market value of positions held, consisting of grain and petroleum inventories and purchase contracts at a fixed or partially fixed price, in the event market prices decrease. The Company is also exposed to risk of loss on its fixed price or partially fixed price sales contracts in the event market prices increase.

     To reduce the price change risks associated with holding fixed price positions, the Company generally takes opposite and offsetting positions by entering into commodity futures contracts (either a straight futures contract or an options futures contract) on regulated commodity futures exchanges. While hedging activities reduce the risk of loss from changing market values, such activities also limit the gain potential which otherwise could result from changes in market prices. Hedging arrangements do not protect against nonperformance of a contract. The Company's policy is to generally maintain hedged

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positions in grain and petroleum, which are hedgeable, but the Company can be long or short at any time. The Company's profitability is primarily derived from margins on products merchandised and processed, not from hedging transactions.

     At any one time, the Company's inventory and purchase contracts for delivery to the Company may be substantial.

     COMPETITION. Many of our competitors are larger, better known and have substantially greater marketing, financial, personnel and other resources, including established reputations and working relationships than the Company.

     OILSEED PROCESSING AND REFINING BUSINESS COMPETITION. Competition in the soybean processing and refining business is driven by price, transportation costs, service and product quality. The industry is highly competitive. Media newsletters and other publications indicate that construction of new crush plants are under strong consideration. The Company estimates that U.S. crushing capacity has increased by about 30% to 35% between 1994 and 1999. Refining capacity has increased by an estimated 25% to 30% between 1996 and 1999. Unless exports increase or existing refineries are closed, this extra capacity is likely to put additional pressure on prices and erode margins, adversely affecting the profitability of the Oilseed Processing and Refining Defined Business Unit. Several competitors operate over various market segments and may be suppliers to, or customers of, other competitors.

     WHEAT MILLING BUSINESS COMPETITIVE TRENDS. Certain major durum milling competitors of the Wheat Milling Defined Business Unit have developed long-term relationships with customers by locating plants adjacent to pasta manufacturing plants. This trend could potentially decrease the future demand for semolina from nonintegrated millers. In addition, the growth in demand for baking and bread flour is marginal during a period when the milling industry has been expanding, which will continue to put pressure on gross margins.

     TAXATION OF COOPERATIVES COULD CHANGE. Although under Subchapter T of the Internal Revenue Code patronage refunds are excluded in determining taxable income of a cooperative and patronage refunds are taxable to the recipient, current income tax laws, regulations and interpretations pertaining to the receipt of patronage refunds could be changed.

     DEPENDENCE ON CERTAIN CUSTOMERS. Each of the Wheat Milling Defined Business Unit and the Oilseed Processing and Refining Defined Business Unit has certain major customers. Loss of, or a decline in, the business done with one or more of these customers could have a material adverse effect on the operations of the affected defined business unit. In addition, the Wheat Milling Defined Business Unit would be adversely affected by a decline in pasta production in the United States.

     CONCERNS WITH THE SAFETY AND QUALITY OF FOOD PRODUCTS. The Company could be adversely affected if consumers lose confidence in the safety and quality of certain food products. Adverse publicity about these types of concerns, such as the recent publicity about genetically modified organisms and "mad cow disease" in Europe, whether or not valid, may discourage consumers from buying certain products.

     If the Company's food products become adulterated or misbranded, the Company would need to recall those items and may experience product liability claims if consumers are injured as a result. A widespread product recall or a significant product liability judgement could cause products to be unavailable for a period of time and a loss of consumer confidence in food products, and could have a material adverse effect.

     OIL AND NATURAL GAS PRICES ARE VOLATILE. Revenues and profitability in the Company's energy segment and manufacturing operations depend on prevailing prices for oil and natural gas. Historically, prices for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Oil and natural gas prices, while at historically high levels at the present time, declined significantly in 1997 and 1998 and, for an extended period of time, remained substantially below prices obtained in previous years.

     The foregoing review of factors pursuant to the Act should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by the Company prior to the effective date of the Act.